EXHIBIT 10

                       DISTRIBUTION AND LICENSE AGREEMENT

This Distribution and Manufacturing License Agreement ("Agreement") is entered into as of the 28th day of March, 2005 by and between Asahi Kasei Medical Co., Ltd., a Japanese corporation ("ASAHI") with an office and place of business at 9-1, Kanda Mitoshirocho, Chiyoda-ku, Tokyo, 101-8482 Japan, and THERMOGENESIS CORP., a Delaware corporation, ("THERMO") with an office and place of business at 2711 Citrus Road, Rancho Cordova, California, 95742.

                                   WITNESSETH:
WHEREAS, THERMO represents that it owns certain intellectual property rights covering certain inventions relating to the design and manufacture of a "CryoSeal(R) System" and the Products (defined below) for the rapid harvesting of cryoprecipitate and thrombin from human plasma and has the right to grant the license herein contained;

WHEREAS, THERMO represents that it has filed patent applications specified in Exhibit A (The "Patent Applications") and is preparing additional patent applications, all of which either have been and/or will be filed in the Territory; and

WHEREAS, ASAHI desires to obtain, and THERMO is willing to grant certain manufacturing and distribution rights for the Product (as defined below);

WHEREAS, the parties executed the "Distribution and Manufacturing License Agreement" as of 29th day of May, 1996, as amended by "Amendment to Distribution and Manufacturing License Agreement" as of June 21, 1999 ("Previous Agreements") under which THERMO granted to ASAHI the right and license to manufacture or have manufactured, the Auto-Cryo Kit in Japan (with the exception of the Applicators) and the unrestricted right to market and distribute the Device, Auto-Cryo Kit and Applicators in Japan and ASAHI paid to THERMO License and Distribution Fee equal to ^Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934^ under Section 3(a) of the Previous Agreements.

WHEREAS, ASAHI purchased common shares of THERMO equivalent to US$700,000 under
Section 3(j) of the Previous Agreements.

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WHEREAS, Asahi desires to market and obtain distribution and marketing rights for the TAD Stand Alone (as defined herein) on a non-exclusive basis within the territory;

WHEREAS, THERMO and ASAHI now desire to unify such "Distribution and Manufacturing License Agreement" and "Amendment to Distribution and Manufacturing License Agreement" into one text and make several clarifications and modifications to the terms and conditions thereof.

NOW, THEREFORE, in consideration of the foregoing and for the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.  Definitions.
----------------

     As used in this Agreement, the following terms shall have the meanings hereinafter set forth:

     a. "Applicators" shall mean the hand held devices for mixing and applying the cryoprecipitate and thrombin produced by the Processing Disposable to the wound site. It is understood each type of applicator listed in Exhibit B shall be included in Applicators.

     b. "Asian Pacific Rim Countries" means South and North Korea, Taiwan, the Philippines, Thailand, Singapore, India and Malaysia.

     c. "CryoSeal System" shall mean the system for harvesting fibrinogen rich cryoprecipitate and activated thrombin simultaneously from human plasma which includes the Device, Processing Disposable, Thrombin Reagent and Applicators.

     d. "Device" shall mean the thermodynamic device on which the Processing Disposable will be placed and which will precisely control and alter the temperature of the plasma in order to achieve the separation and collection of the cryoprecipitate. It is understood that CS-1 listed in Exhibit B shall be included in the Device.

     e. "Hanging Rack" shall mean the rack to hang Processing Disposable for the Device.

     f. "Intellectual Property Rights" means the Licensed Patents and the Know-How.

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     g.  "Know-How" shall mean all technical information, secret processes, formulae, designs and data relating to the manufacture of the Product presently owned by THERMO or acquired by it during the term of this Agreement and clinical data and any other technical information provided by THERMO to ASAHI hereunder.

     h. "Licensed Patents" shall mean; (i) the Patent Applications and any corresponding national and regional patent applications with respect to the Product in the Territory; (ii) any patent applications with respect to the Product in the Territory that are or will be owned or controlled by THERMO during the term of this Agreement; (iii) any patent issued on the patent applications stated in (i) and (ii); and (iv) any patent maturing from (i), (ii) and (iii) including all extensions, continuations, continuations-in-part or divisions, reexaminations and reissues; or equivalent, if any, related to the Product.

     i. "Point of Shipment" means THERMO's Rancho Cordova, California manufacturing facilities, Kawasumi's manufacturing facility in Thailand or the manufacturing facilities designated by THERMO and agreed by ASAHI.

     j. "Processing Disposable" shall mean the sterile blood processing disposable for harvesting fibrinogen rich cryoprecipitate and/or activated thrombin from plasma (not including Thrombin Reagent). It is understood that CP-3 Disposable, a sterile blood processing disposable with TAD, listed in Exhibit B shall be included in the Processing Disposable.

     k. "Product" shall mean Applicators, Device, Hanging Rack, Processing Disposable, TAD, TAD Stand Alone, Thrombin Reagent, and/or Warming Tray, including those which are improved or modified. It is understood that CryoSeal System shall be included in the Product.

     l. "TAD" (Thrombin Activation Device, formerly known as ATAK) shall mean the sterile disposable apparatus for the extraction of activated thrombin from human plasma except for TAD Stand Alone.

     m. "TAD Stand Alone" shall mean the TAD in the form of a product designed for stand-alone use or any form other than a part of the Processing Disposable. It is understood that TAD Stand Alone includes Thrombin Processing Device (TPD) and IC TAD listed in Exhibit B, of which specification shall be determined by the parties.

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     o.  "Territory" shall mean the country of Japan.

     p. "Thrombin Reagent" shall mean the reagent for production of thrombin to be injected into the TAD or TAD Stand Alone disposables.

     q. "Warming Tray" shall mean the device to warm syringes of cryoprecipitate and/or thrombin in the sterile field.

2.  Appointment of Exclusive Distributor.
-----------------------------------------

     THERMO hereby appoints ASAHI as THERMO's exclusive distributor to market, distribute and sell the Product except for TAD Stand Alone to be supplied by THERMO to all existing and potential customers for any purpose including, but not limited to, surgical procedures and regeneration medical treatment within the Territory. During the term of this Agreement, THERMO may not directly or indirectly market, distribute or sell the Product except for TAD Stand Alone within the Territory. ASAHI may appoint one or more sub-distributors within any portion of the Territory.

3.  Appointment of Non-Exclusive Distributor.
--------------------------------------------

     THERMO hereby appoints ASAHI as THERMO's non-exclusive distributor to market, distribute and sell the TAD Stand Alone to be supplied by THERMO to all existing and potential customers for any purpose including, but not limited to, surgical procedures and regeneration medical treatment within the Territory. ASAHI may appoint one or more sub-distributors within any portion of the Territory.

4.  Clinical Trials and Governmental Approval.
----------------------------------------------

     a. Clinical Trial(s) and Governmental Approval in the Territory. ASAHI shall have sole responsibility for conducting preclinical and clinical trial(s) and shall make all regulatory submissions for the approval by Ministry of Health, Labor and Welfare of Japan ("MHLW") and supplement and amendment of such approval necessary for the sale of the Product for the application for which ASAHI intends to sell the Product and for approval by MHLW to receive the reimbursement of the Product in the Territory if available. THERMO shall cooperate with ASAHI for such trial(s) and regulatory submissions upon reasonable requests by ASAHI.

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          ASAHI shall  purchase  the Product  from  THERMO for  preclinical  and clinical trial(s) in the Territory at market pricing provided upon request, if necessary and THERMO shall provide such materials upon ASAHI's reasonable request for shipment to ASAHI as scheduled by THERMO. All shipping costs and any other special costs arising from the express request of ASAHI will be paid by ASAHI.

     b. FDA Approval.
        -------------

         (1) THERMO shall make its best efforts to obtain the United States Food and Drug Administration ("FDA") approval to market the CryoSeal System and shall submit periodic reports to show the status to ASAHI at least once every calendar quarter, beginning with the first full calendar quarter following execution of this Agreement.

         (2) THERMO shall submit to FDA an application to market the CryoSeal System promptly upon completion of clinical trials and review of trial outcomes and preparation of submission.

     c. THERMO shall provide to ASAHI, when and as available, all test data, clinical trial studies (including, but not limited to, all information exchanged with FDA, within two weeks of receipt from FDA or submission to FDA) and related information available to THERMO in order to assist ASAHI in obtaining governmental approvals for the CryoSeal System.

5.  Supply of the Product for Distribution.
-------------------------------------------

     a. After obtaining regulatory approval by MHLW set forth in Section 4(a), ASAHI shall purchase from THERMO and THERMO shall supply to ASAHI the Product which is listed in Exhibit B for distribution in the Territory at pricing to be separately agreed by the parties and to be shown in Exhibit B, provided that the parties acknowledge that such prices set forth in Exhibit B are based on the estimate of the reimbursement prices to be approved by MHLW and agree to review and adjust the price set forth in Exhibit B after obtaining the reimbursement approval by MHLW. THERMO may have Kawasumi Laboratories, Inc. with its principle office of business at 3-28-15, Minami-Oi, Shinagawa-ku, Tokyo 140-8555, Japan manufacture the Product to be supplied to ASAHI, provided that, it is understood that this provision shall not release THERMO from its obligations hereunder.

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     b.   (1)  Upon agreement of pricing described in Section 5(a), ASAHI agrees to project, and then purchase the minimum quantity of Processing Disposable, Applicators and Thrombin Reagent from THERMO as set forth on Exhibit C for each YEAR. For the purpose of this Section, "YEAR" shall mean one (1) year period commencing on April 1st that comes after the date of reimbursement approval on Processing Disposable, Applicators and Thrombin Reagent by MHLW and each one (1) year period thereafter. In addition, for the purpose of this Section, Processing Disposable, Applicators and Thrombin Reagent shall be considered purchased upon the delivery under Section 5(d).

         (2) The parties acknowledge that the minimum purchase quantity for each YEAR set forth in Exhibit C are based on the prices listed Exhibit B and agree to review and adjust the minimum purchase quantity set forth in Exhibit C if the prices are adjusted.

         (3) If ASAHI manufactures by itself Processing Disposable, Applicators and/or Thrombin Reagent pursuant to Sections 7(a) and/or 7(f), the minimum purchase quantity for a YEAR set forth in Exhibit C shall be deducted by the number of units of Processing Disposable, Applicators and/or Thrombin Reagent manufactured and sold by ASAHI in such a YEAR. For the purpose of this Section, Processing Disposable, Applicators and/or Thrombin Reagent shall be considered manufactured and sold upon the shipment thereof.

         (4) The parties understand that any failure to meet the minimum purchase quantity in each Year set forth in Exhibit C due to any cause not attributable to ASAHI including, but not limited to, THERMO's rejection of ASAHI's order or failure to deliver all or part of the Product in accordance with an accepted order shall not be deemed ASAHI's breach of this Section and in such case THERMO shall have no right to terminate this Agreement pursuant to
              Section 20(e).

     c. Order and Acceptance. All orders for the Product to be supplied by THRMO to ASAHI shall be by means of a signed written purchase order, in a form to be furnished by THERMO, which shall be submitted to THERMO at THERMO's address for notice purposes set forth in Section 27, and shall request a delivery date. Orders may be placed by fax. THERMO shall make

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         its best effort to accept ASAHI's purchase order. THERMO shall notify
         ASAHI in writing of its acceptance or rejection of an order within seventy-two (72) hours of receipt. THERMO shall have no liability to ASAHI with respect to purchase orders that are rejected by THERMO despite its best effort in accordance with the foregoing, provided that, THERMO shall accept a purchase order placed ninety (90) days before the delivery date.

     d. Delivery Term. The delivery term for the Product to be delivered by THERMO to ASAHI shall be F.O.B. THERMO Point of Shipment. THERMO shall render ASAHI documents and cooperation necessary for the exportation and importation of the Product.

     e. Invoicing; Payment. THERMO shall submit an invoice to ASAHI with each shipment of the Product ordered by ASAHI. Each invoice shall be due and payable net thirty (30) days from the date of ASAHI's receipt of the Product at ASAHI's facility. All invoices shall be sent to ASAHI's address for notice purposes set forth in Section 27, without regard to the actual shipping address for the Product. Each such invoice shall state ASAHI's aggregate and unit purchase price for the Product in the relevant shipment. ASAHI shall make all payments to a bank account designated by THERMO.

     f. All Product delivered by THERMO to ASAHI pursuant to this Agreement shall be suitably packed for surface or air shipment, in ASAHI's sole discretion, in THERMO's standard shipping cartons, marked for shipment to such location or locations as ASAHI may designate. The Product listed in Exhibit B except for Device, Hanging Rack and Warming Tray delivered by THERMO to ASAHI pursuant to this Agreement shall be sterilized in accordance with applicable laws and regulations within ninety (90) days before the delivery. For such sterilization to occur on a timely basis, ASAHI acknowledges that the purchase order should be placed to THERMO not later than ninety (90) days before the delivery.

     g. The specification of any Product to be supplied to ASAHI by THERMO shall be agreed on by the parties and provided to ASAHI by THERMO. The specification of such Product or any part of it and the manufacturing process for such Product including sterilization process shall not be changed unless otherwise agreed by the parties.

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     h.  Payment Currency. All payments for the price of the Product due or payable under this Agreement shall be made in United States Dollars ("USD"). The parties will meet to negotiate a new price for items listed in Exhibit B annually or upon either party's request.

6.  Warranty and Liability.
---------------------------

     The warranty for the Product supplied by THERMO to ASAHI under this Agreement shall be as provided below:

     a. Specific Warranties. THERMO warrants that:

         (1) Title. The title to the Product supplied to ASAHI from THERMO, when conveyed to ASAHI, shall be good and transferred rightfully except in circumstances where (a) ASAHI has reason to know that THERMO does not claim title, or (b) an agreement between the parties otherwise provides; and they shall be delivered free from any security interest or other lien or encumbrance except as otherwise expressly agreed upon by ASAHI;

         (2) Workmanship. The Product shall, upon the tender of delivery, be free from defects in (a) the composition or substance of materials and (b) in THERMO's workmanship or in materials arising from THERMO's workmanship;

         (3) Conformity. The Product supplied to ASAHI by THERMO shall, upon tender of delivery conform to all applicable specifications and drawings which are a part of any contractual documents which incorporate this clause and to any express representations or descriptions contained in such contractual documents; and

         (4) Unless otherwise provided herein, THERMO does not warrant the result of various possible uses or purposes for the Product or warrant that the Product is fit or intended for any particular use or intended purpose.

     b. Notice: Breach of Warranty: Remedy. Upon notice from ASAHI to THERMO of a breach of the Warranty in Section 6(a)(l), above THERMO shall promptly secure removal of any encumbrance on the title. Except as set forth in Section 19 below, ASAHI's remedy for a breach of the warranties set forth in Sections 6(a)(2) and 6(a)(3) above, and THERMO's obligation and liability therefor, are expressly limited to

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          the repair,  rework or replacement of any non-conforming  Product,  or parts, or components thereof, not including, however, any costs occasioned by the removal or reinstallation of such materials, parts or components. At THERMO's request, ASAHI shall return any such non-conforming Product to THERMO at its manufacturing facility in Rancho Cordova, CA, USA, at THERMO's expense. Replacement or repaired or reworked supplies shall be returned to ASAHI at THERMO's expense.

     c. In case of the Device, THERMO's obligation under Section 6(b) with respect to the breach of Section 6(a)(2) and (3) is limited to defects becoming apparent within the shorter of (i) two years from the date of delivery of the Device from THERMO to ASAHI or (ii)one (1) year from the date of installation of the Device at the customer's premises.

     d. THERMO's obligation under Section 6(b) with respect to the breach of Sections 6(a)(2) and 6(a)(3) is limited to defects becoming apparent within the usable period of the Product approved by MHLW in case of the Product which is required to be sterilized pursuant to the applicable law in the Territory.

     e. THERMO's obligation under Section 6(b) with respect to the breach of Sections 6(a)(2) and 6(a)(3) is limited to defects becoming apparent within twelve (12) months from the date of delivery of the Product in case of any Product other than Device and the Product mentioned in
          Section 6(d).

     f. ASAHI shall notify of written notification stating such particulars as may reasonably be necessary to notify THERMO of the nature of the asserted non-conformance promptly after such defect becomes apparent, but in no event later than fifteen (15) days following expiration of each period stated in Sections 6(c), (d) and (e). The Product or parts or components thereof repaired, reworked, or furnished in replacement pursuant to this Section 6(b) shall, upon installation or delivery to ASAHI, also be subject to the provisions of this clause to the same extent as Product initially delivered or installed.

     g. Agreement on Warranties. THERMO and ASAHI agree that Section 6 has been the subject of discussion and is fully understood by the parties, and that the express warranties, the limitation of ASAHI's remedies, the exclusion of and waiver by ASAHI of all other warranties, remedies and damages, all as set forth in this paragraph, are in consideration of the price of the Product and the other mutual agreements of the parties set forth in any contractual documents which incorporate this clause; provided, however, that this Section 6 shall not apply in case

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          of product  liability  claims and the  provision  for  indemnification found in Section 19.

7.  Grant of Exclusive License and Manufacturing.
-------------------------------------------------

     a. Grant of Exclusive License. THERMO hereby grants ASAHI the exclusive right and license under the Intellectual Property Right, with the right to sublicenses, (i) to use, market, distribute and sell the Product (except for TAD Stand Alone, which are provided for in Section 8 below on a non-exclusive basis) within the Territory, (ii) to manufacture and have manufactured the Processing Disposable and Thrombin Reagent and any improvement and modification thereof within the Territory, for any purpose including, but not limited to, surgical procedures. During the term of this Agreement, THERMO may not grant to any third party a right or license that conflicts with the right and license granted to ASAHI under this Section 7(a) within the Territory.

     b. ASAHI agrees that it shall conform to the good manufacturing practice and performance standards and other requirements of the MHLW that are applicable to the manufacture and distribution of the Product in the Territory. ASAHI will deliver to THERMO the following information and corroborative data on their manufacturing and testing of Processing Disposable and Thrombin Reagent manufactured by ASAHI:

     o    Materials  used  in  Processing  Disposable  and  Thrombin  Reagent
     o    Biocompatibility  testing that  complies  with  Tripartite  Guidance
     o    Labeling
     o    Intended  Use
     o Characterization of the Cryoprecipitate and/or thrombin
     o    Sterilization Data

     c. Sell Back of Products. ASAHI agrees, upon terms and other standard conditions to be agreed upon by the parties, to sell Processing Disposable, Thrombin Reagent and Applicators manufactured by ASAHI to THERMO at a price which is equivalent to ASAHI's manufacturing cost and transportation and insurance charges plus ^Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934^.

     d. Technical Support. THERMO shall make available to ASAHI, all technical and other information in its possession at any time during the term of this Agreement relating to the manufacture of the Processing Disposable and Thrombin Reagent, including specifications and quality control

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         information. THERMO shall, during the period from the date of ASAHI's request to the date twelve (12) months thereafter, make available to ASAHI the services of such personnel of THERMO as THERMO deems necessary, or as reasonably requested by ASAHI, provided however, that such time shall not exceed sixty (60) hours of time during any calendar quarter and provided that ASAHI gives THERMO at least thirty (30) days advance notice of the need for such time and provides THERMO with a report of the work assistance needed. Thereafter, during the term of this Agreement, in order to reasonably assist ASAHI in its efforts to manufacture or have manufactured Processing Disposable and Thrombin Reagent, THERMO shall provide technical assistance as the parties may agree. All technical support to be provided pursuant to this Section shall be at ASAHI's expense at THERMO's then standard rates and charges, including living and travel expenses from the U.S. to Japan, and back to the U.S., if requested by ASAHI.

     e. Manufacturing Information. Under Joint Escrow Agreement dated 8th day of June 2000, executed by THERMO, ASAHI and Tashiro Patent Office, located at 2-16, Toranomon 1-chome, Minato-ku, Tokyo 105-0001 Japan ("Tashiro Patent Office")(such agreement shall be referred to as "Escrow Agreement"), THERMO shall deposit in Tashiro Patent Office in Japan a certified duplicate copy of all technical and other information relating to the manufacture of the Device and Applicators, including specifications, drawings and quality control information ("Technical Documentation"), which shall in turn be delivered by the Tashiro Patent Office to ASAHI upon the occurrence of events stated in Section 7(f), as certified by the parties. The Technical Documentation shall be updated by additional certified copies of current information by THERMO immediately after the execution hereof, annually on or before August 30 of each year. ASAHI shall pay for all storage and holding fees charged by Tashiro Patent Office for holding the Technical Documentation. In addition to the foregoing, and following the occurrence of an event stated in Section 7(f), THERMO shall from time to time, and as resources are available, make available to ASAHI the services of such personnel of THERMO as THERMO deems necessary in order to assist ASAHI in its efforts to manufacture or have manufactured the Device and Applicators. THERMO will make available technical and support assistance, as may be requested by ASAHI and agreed to by THERMO pursuant to THERMO's then standard rates and charges, including travel and accommodation.

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     f.  Suspensive Condition. In the event that (i)THERMO shall go into liquidation, or seek the benefit of any bankruptcy or insolvency act, or a receiver or trustee is appointed for the property or estate of THERMO, or THERMO makes an assignment for the benefit of creditors, or
         (ii)THERMO shall be unable to provide ASAHI with the Device and/or Applicators within ninety (90) days of the originally promised shipment date for the Device and/or Applicators, THERMO hereby grants ASAHI the exclusive right and license under the Intellectual Property Right, with the right to sublicenses, to manufacture, have manufacture, use, market, distribute and sell the Device and Applicators within the Territory for any purpose including, but not limited to, surgical procedures and regeneration medical treatment. During the term of this Agreement, THERMO may not grant to any third party a right or license that conflicts with the right and license granted to ASAHI under this
         Section 7(f) within the Territory. When THERMO re-establishes the ability to supply the Devices and/or Applicators, ASAHI shall have choice either (a) to continue to manufacture the Devices and/or Applicators; or (b) purchase Device and/or Applicators from THERMO under the terms and conditions of the Agreement; or elect to do both.

8. Grant of Non-Exclusive License and Manufacturing for TAD Stand Alone.
------------------------------------------------------------------------

     a. Grant of Non-Exclusive License. THERMO will grant ASAHI the non-exclusive right and license under the Intellectual Property Right, with the right to sublicenses, (i) to use, market, distribute and sell the TAD Stand Alone within the Territory, (ii) to manufacture and have manufactured the TAD Stand Alone and any improvement and modification thereof within the Territory, for any purpose including, but not limited to, surgical procedures.

     b. ASAHI agrees that it shall conform to the good manufacturing practice and performance standards and other requirements of the MHLW that are applicable to the manufacture and distribution of the TAD Stand Alone in Japan. ASAHI will deliver to THERMO the following information and corroborative data on their manufacturing and testing of the TAD Stand Alone manufactured by ASAHI:

o        Materials used in the  TAD Stand Alone
o        Biocompatibility testing that complies with Tripartite Guidance
o        Labeling
o        Intended Use
o        Characterization of the thrombin
o        Sterilization Data

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


     c. Sell Back of the TAD Stand Alone. ASAHI agrees, upon terms and other standard conditions to be agreed upon by the parties, to sell the TAD Stand Alone manufactured by ASAHI to THERMO at a price which is equivalent to ASAHI's manufacturing cost and transportation and insurance charges plus ^Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934^.

     d. Technical Support. THERMO shall make available to ASAHI, all technical and other information in its possession at any time during the term of this Agreement relating to the manufacture of the TAD Stand Alone and Thrombin Reagent, including specifications and quality control information. THERMO shall, during the period from the date of ASAHI's request to the date twelve (12) months thereafter, make available to ASAHI the services of such personnel of THERMO as THERMO deems necessary, or as reasonably requested by ASAHI, provided however, that such time shall not exceed sixty (60) hours of time during any calendar quarter and provided that ASAHI gives THERMO at least thirty (30) days advance notice of the need for such time and provides THERMO with a report of the work assistance needed. Thereafter, during the term of this Agreement, in order to reasonably assist ASAHI in its efforts to manufacture or have manufactured the TAD Stand Alone, THERMO shall provide technical assistance as the parties may agree. All technical support to be provided pursuant to this Section shall be at ASAHI's expense at THERMO's then standard rates and charges, including living and travel expenses from the U.S. to Japan, and back to the U.S., if requested by ASAHI.

9.  License fee and Running Royalty.
------------------------------------

     a. ASAHI shall pay to THERMO a license fee of ^Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934^ in consideration of the license set forth in Sections 3 and 8(a) within thirty (30) days after the date hereof.

     b. ASAHI shall pay to THERMO the running royalty equal to ^Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934^ of the price billed by ASAHI or its sub-licensee to the customer of the Products which are manufactured under Section 7(a), 7(f) or 8(a) and sold by ASAHI or its sub-licensee in the Territory less (i) transportation and insurance charges or allowances, if any included in such price; (ii) discounts allowed, and commissions paid in lieu of trade discounts in amounts customary in the trade, (iii) credits and allowances, if any, given or made on account of the return or rejection of such Product previously delivered or retroactive price reductions and (iv) consumption taxes and any other tax if any.

     c. The running royalties under Section 9(b) shall be paid in US dollars within thirty (30) days after the end of each calendar quarter with respect to the Product which is subject to the running royalty under
          Section 9(b) and sold during such calendar quarter together with a written report setting forth the calculation of such running royalty. THERMO shall have the right to audit any calculation of royalties, and ASAHI agrees to provide access by THERMO to its books and records for such purpose.

     d. Any currency conversion is required in connection with the payment of the running royalty, such conversion shall be made by using the exchange rate quoted by Japanese prime bank designated by ASAHI on the last date of each quarter to which the running royalty payment relates.

     e. Any tax levied under any Japanese Tax Laws that is required to be deducted from any license fee and running royalty payable to THERMO hereunder shall be paid by ASAHI for the account of THERMO. Any tax so paid shall be deducted by ASAHI from the license fee and running royalties payable to THERMO hereunder and ASAHI shall provide THERMO with the original copy or a certified copy of the official Japanese Government receipt for the tax so paid and deducted. If the exemption or deduction of such withholding tax is available, ASAHI shall take any and all required steps in order that THERMO can enjoy the benefit of such exemption or deduction.

     f. If either of the following events occurs, the running royalty rate shall be reduced to ^Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934^, and if both of the following events occur, ASAHI shall be released from the obligation to pay the running royalty under Section 9(b).

          (i) All patents of Licensed Patents in actual use by ASAHI or its sub-licensee are expired or become invalid.

          (ii) Know-how in actual use by ASAHI or its sub-licensee becomes a part of public domain through no fault of ASAHI.

10. Trademark License. THERMO hereby grants to ASAHI the non-exclusive, royalty-free right and license (with the right to sublicense for marketing and manufacturing purposes only) to use all trademarks with respect to the Product owned by THERMO in connection with the manufacturing, marketing, distribution, sale and post-sale field service, technical assistance and support of its rights hereunder in the Territory. ASAHI shall submit for pre-approval the uses of THERMO's trademarks so that THERMO may insure the proper preservation of its rights.

11. Option. THERMO grants to ASAHI a first right of refusal (the "Option") to acquire the same rights as granted to ASAHI hereunder in one, or more of the specified Asian Pacific Rim Countries, upon similar terms as provided in this Agreement, subject to negotiation and execution of a definitive agreement. ASAHI may exercise the Option with respect to any country of Asian Pacific Rim Countries at any time during the term of this Agreement and if ASAHI exercises the Option with a certain country of Asian Pacific Rim Countries, the parties shall immediately start to negotiate in good faith and agree on the definitive agreement under which ASAHI acquires the same rights as granted to ASAHI hereunder in such country of Asian Pacific Rim Countries.

Notwithstanding the foregoing, if THERMO receives from any third party an offer that such third party desires to obtain the same right as granted to ASAHI hereunder in any county of the Asian Pacific Rim Countries for which ASAHI has not exercised the Option yet, THERMO shall notify ASAHI thereof in writing. If ASAHI elects not to exercise such Option with respect to the offered country within sixty (60) days after the receipt of such notice from THERMO, such Option for the offered country will lapse, and THERMO will be free to grant such rights to any third party, upon such terms as THERMO deems appropriate in its sole discretion.

12.  Improvements.
------------------

     a. It is understood that any invention, know-how and any other technical information with respect to the Product and any intellectual property rights thereunder obtained solely by either party shall be owned by such party and those obtained jointly by the parties shall be owned by THERMO.

     b. During the term of this Agreement, if THERMO has modified or improved Product (hereinafter individually or collectively referred to as "Improved Product"), THERMO shall provide ASAHI with access to Improved Product. If ASAHI informs THERMO of its intention to obtain regulatory approval (if necessary) and promotion of the Improved Product, THERMO shall supply ASAHI with such Improved Product for ASAHI's distribution hereunder. Such Improved Product shall be added to Exhibit B.

     c. During the term of this Agreement, if ASAHI develops Improved Product and informs THERMO of its intension of obtaining regulatory approval (if necessary) and promotion of such Improved Product and THERMO agrees on ASAHI's request to supply such Improved Product, THERMO shall supply ASAHI with such Improved Product for ASAHI's distribution hereunder. Such Improved Product shall be added to Exhibit B.

13. Localization Duties of ASAHI. ASAHI shall provide and coordinate all services necessary to cause the Product to be appropriately packaged and prepare for sale and marketing throughout the Territory in accordance with the language and customs of the Territory ("Localized"). Localization shall include, but not be limited to, (i) the appropriate language translations for all materials related to the Product (ii) the modification of the appearance of packaging materials and (iii) any modifications necessary to comply with Japanese laws and regulations. Without prejudice to the generality of the foregoing, ASAHI shall provide the Localization services set forth in subparagraphs (a) and (b) below:

     a. Product Specific Material. ASAHI shall prepare all modifications necessary or appropriate to localize the following Product specific material: (i) The outside packaging materials for the Product; (ii) all instruction manuals for the Product; (iii) all start-up cards, warranty and registration cards, and labels regarding the Product; and (iv) any promotional material that may be included in promoting the Product from time to time.

     b. Preparation of Localized Materials. ASAHI shall be responsible for all costs related to the translation and Localization of the materials described above. ASAHI shall follow the direction of THERMO's in coordinating the Localization process. ASAHI shall timely submit mock-ups and proofs of all proposed Localization materials for approval by THERMO. All original art work provided to THERMO by ASAHI shall be on media of a type and format agreed upon by the parties and accompanied by samples of the finished Product materials. ASAHI agrees that all films and materials produced are and shall remain the exclusive property of THERMO.

14. ASAHI Marketing Effort. ASAHI agrees to proceed with diligence and use its reasonable efforts to commercialize and market the CryoSeal System in the Territory in accordance with a comprehensive marketing plan which is established by ASAHI, the initial version of which shall be delivered within sixty (60) days after the date of reimbursement approval on the Processing Disposable,

Applicators and Thrombin Reagent by the MHLW and which may be modified by ASAHI from time to time. Such marketing plan shall identify the market potential, marketing strategies to be utilized, the targeted customers and timing to sell them, and resources committed to the development of the Japanese market for the CryoSeal System. ASAHI also agrees that it will:

     a. Designate a domestic marketing manager, employed by ASAHI, who will assume responsibility for commercialization of the CryoSeal System for the implementation of the marketing plan therefor.

     b. Prepare sales and technical literature and other information for product promotion and surgeon use of the CryoSeal System in patient applications. THERMO shall assist in assuring technical accuracy of all such information. THERMO will provide, to the extent available, accumulated materials relative to its products, competitor's products, and plasma component technology in general.

15.  Support and Cooperation by THERMO.
---------------------------------------

     a. Advertising Materials. THERMO shall provide to ASAHI, in English, sales, marketing and technical assistance and training and support for the Product that THERMO deems appropriate to enable ASAHI to Localize the Product, and for ASAHI to sell and provide Product maintenance. THERMO shall provide ASAHI with a reasonable amount of sales literature, advertising materials and other materials in English, as prepared by THERMO and as may be necessary or appropriate to allow ASAHI to complete Localization and promote and enhance the sales of the Product.

     b. Parts, Supply and Support. THERMO shall use its best efforts to maintain sufficient inventory of parts and supplies for repair and maintenance of Device and Applicators as requested by ASAHI for a period of ten (10) years following termination of this Agreement; provided, however, that ASAHI shall pay THERMO ^Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934^ of actual inventory cost for all such parts and supplies stocked following termination, unless ASAHI waives this requirement of parts inventory at the time of termination.

     c. Evaluation Units. Upon the request of a hospital or prospective end-user for the Processing Disposable, Thrombin Reagent, Applicators and TAD Stand Alone or possible sub-distributor or sub-licensee for an evaluation unit of a Processing Disposable, Thrombin Reagent, Applicators and TAD Stand Alone, ASAHI promptly shall notify THERMO's sales department of such request in order to allow THERMO to consider the request and, if approved by THERMO, to deliver the evaluation unit on a timely basis. ASAHI shall pay the actual cost for such evaluation unit, based on THERMO's manufacturing cost only, without mark-up or profit.

     d. Quality Audit. THERMO shall keep a record which will certify that the Product to be supplied to ASAHI by THERMO was manufactured in accordance with specifications and applicable laws and regulation and any other data and material with respect to the safety and quality of the Product to be supplied to ASAHI by THERMO. THERMO shall permit ASAHI or its designee access in accordance with the schedule agreed by the parties to those areas of THERMO's manufacturing facilities where the Product is manufactured, stored and handled and to manufacturing records of the Product supplied to ASAHI by THERMO to the extent necessary for ASAHI to obtain and maintain the regulatory approval with respect to the Product in the Territory or for the quality investigation conducted by regulatory authority.

16.  Prosecution and Maintenance of Licensed Patents.
-----------------------------------------------------

     a. To the extent it has not done so, THERMO, through its own patent attorney, shall cause to be filed and prosecuted the existing Patent Applications and all future patent applications which lend protection to the Product in the Territory. THERMO agrees to exercise all reasonable efforts to cause such applications to be prosecuted and all Licensed Patents issued in respect thereof to be maintained in such manner that the best possible patent protection may be obtained thereon, provided that (i) THERMO shall, in advance, consult ASAHI on the step for the filing, prosecution and/or maintenance of any Patent Application or Licensed Patent in the relevant patent office in the Territory and take such steps fully considering ASAHI's opinion, and
         (ii) THERMO shall keep ASAHI promptly and fully informed of the course of the filing, prosecution and/or maintenance of any Patent Application or Licensed Patent in the Territory by providing ASAHI with copies of communications between THERMO and the relevant patent office in the Territory. In the event that THERMO fails to take action in the Territory pursuant to ASAHI's reasonable request, ASAHI may, on behalf and in the name of THERMO through patent attorneys designated by it, cause to be filed and/or prosecute Patent Applications, and cause to be maintained all Licensed Patents, in the Territory, in which case the reasonable out-of-pocket expenses and cost including attorney's fee incurred by ASAHI in connection with the filing, prosecution and/or maintenance of any Patent Application or Licensed Patent in the Territory may be creditable against any payment for the Product supplied by THERMO and the license fee and royalty payments under
         Section 9.

     b. The Grant of Exclusive License on the Licensed Patents. Whenever the Licensed Patents are issued in Japan, ASAHI shall, in the name of THERMO but at ASAHI's own cost and expense, have the right to have the grant of the Exclusive License set forth in the article 77 of Japanese Patent Law on the all Licensed Patents to the full extent of their claims registered with the Japanese Patent Office and THERMO shall cooperate with ASAHI to register the grant of the Exclusive License on the Licensed Patents. In this Agreement, the Exclusive License means "SENYO JISSIKEN" set forth in the article 77 of the Japanese Patent Law, the grant, transfer (except those by inheritance or other general succession), modification or extinguishment (except those resulting from a merger or the extinguishment of the patent right) of which, or a restriction on the disposal thereof shall be of no effect unless they are registered provided, however, that ASAHI shall not assert the right under such registered Exclusive License with respect to the patents related to the TAD Stand Alone against the use, manufacture, sale or otherwise dispose of the TAD Stand Alone by THERMO or its distributor or licensee within the Territory. ASAHI will, at its cost, take the necessary procedures to cancel the registration upon termination of this Agreement.

17. Patent Indemnification. THERMO agrees to defend any and all actions and suits alleging that the Product embodying the Intellectual Property Rights infringe any patent of any third party issued or published to any third party prior to the date of this Agreement that may at any time be brought against ASAHI or its sub-distributors or sub-licensees or any of its or their customers and to pay all costs and expenses incurred and to satisfy all judgments and decrees against the defendant or defendants in such actions or suits and to hold ASAHI and its sub-distributors or sub-licensees and its and their customers harmless from all loss, damage, expense and liability on account of any such infringement; provided that THERMO shall have prompt notice of the commencement of any such action or suit and full opportunity to defend the same. ASAHI or its sub-distributors or sub-licensees or its or their customers, as the case may be, shall be entitled at their expense to participate in the defense of any such action or suit through counsel selected by them.

18. Infringement of Licensed Patents. In the event that either party shall become aware that any Licensed Patent is being infringed by a third party within the Territory, such party shall notify the other of the facts in respect thereof. ASAHI shall have the first right to enforce the Licensed Patents against such infringer in the name of ASAHI, in the name of THERMO or in both their names. THERMO shall cooperate with ASAHI as reasonably requested by ASAHI in taking any such actions against such infringer and ASAHI and THERMO shall be entitled to all amounts recovered as a result or consequence of such actions, proportionate with their respective actual costs and damages. If ASAHI does not take such action within ninety (90) days after the receipt of written notice from THERMO requiring ASAHI to take such action, THERMO shall be entitled to enforce the Licensed Patents against such infringer at its own cost and shall be entitled to all amounts recovered as a result or consequence of such actions.

19.  Indemnification.
---------------------

     a. THERMO's Indemnity. THERMO agrees to indemnify, defend and hold harmless ASAHI from and against any claims, losses, damages, liabilities, causes of action, suits, costs and expenses, including all reasonable attorneys' fees and disbursements of counsel and expenses of investigation, incurred by ASAHI arising out of or relating to:

         (1) any breach by THERMO of its representations, warranties, covenants and agreements under this Agreement; and

         (2) any third party claims, actions, suits or proceedings for personal injury or death, or any damage to any property, caused by any defect in any Product; and

         (3) any claim, action, suit or proceeding brought against ASAHI, alleging that the marketing, distribution, use or sale of any Products infringes or violates any trademark, distribution or other proprietary rights of any third party.

     b. ASAHI's Indemnity. ASAHI agrees to indemnify, defend and hold harmless THERMO from and against any claims, losses, damages, liabilities, causes of action, suits, costs and expenses, including all reasonable attorneys' fees and disbursements of counsel and expenses of investigation, incurred by THERMO arising out of or relating to:

         (1) any breach by ASAHI of its representations, warranties, covenants and agreements under this Agreement; and

         (2) the performance by ASAHI or any Sub-distributors of their obligations under this Agreement.

     c. Notice of Indemnifiable Event. Promptly after receipt by any indemnified party under this Section 19 of the commencement of any action or threat of action, such indemnified party shall, if a claim with respect to such action or threat of action is to be made against an indemnifying party under this Section 19, notify the indemnifying party of the action or claim. Upon the receipt of such notice, the indemnifying party shall assume the defense of the action or claim, including employment of counsel and payment of expenses; provided, however, that the indemnifying party shall not be liable for the settlement or compromise of any claim or action if it has not first consented to such settlement or compromise. The indemnified party may, at its election and cost, join in the defense of such action. Notwithstanding the foregoing, if both parties are named as defendants in any action actually commenced or immediately threatened, the parties shall cooperate in coordination of any defense, including selection of counsel, and all costs of counsel shall be paid jointly until such time as a finding of contribution or attribution of fault, if any, is made.

     d. Product Liability Insurance. THERMO shall be responsible for maintaining product liability insurance in the amount of two million US dollars ($2 million). Upon ASAHI's written request, THERMO shall provide to each other a specimen copy of all such insurance maintained in connection with the manufacture, marketing, distribution and use of the Product and any component part thereof.

     e. Recalls. In the event that one party knows or has reason to know of problems with the Product supplied to ASAHI by THERMO which may require ASAHI or THERMO to recall such product from the market for any reason, such party shall notify the other party immediately and prior to effecting any such recall, except as may be mandated by any governmental or regulatory order. The parties shall cooperate and work together to effect any required recall to minimize damage, including adverse publicity. The parties shall cooperate, at their own expense, in effecting any such recall, subject to credit for return and defective products as provided for in this Agreement, and shall agree to adjust or share such costs after the recall is completed or submit the matter to arbitration as provided for in Section 33 of this Agreement.

20.  Term and Termination.
--------------------------

     a. This Agreement shall become effective on the date first above written and, unless earlier terminated under Section 20(b), 20(c), 20(d) and 20(e) shall remain in full force and effect for a period of five (5) years from the effective date of this Agreement and shall be automatically extended for one (1) year and thereafter from year to year unless ASAHI sends to THERMO a written notice for non-renewal not later than ninety (90) days prior to the expiration of the initial term or any extended term.

     b. Each party ("Non-breaching Party") shall have the right to terminate this Agreement in the event that the other party ("Breaching Party") fails to fulfill its obligations hereunder and such failure is not remedied within ninety (90) days after Breaching Party's receipt of written notice from Non-Breaching Party.

     c. In the event that ASAHI makes an assignment for the benefit of creditors, and whether any of the aforesaid events be the outcome of the voluntary act of ASAHI or otherwise, this Agreement and the license and rights granted hereby thereby automatically terminate.

     d. In the event that THERMO makes an assignment for the benefit of creditors, and whether any of the aforesaid events be the outcome of the voluntary act of THERMO or otherwise, Asahi shall have the right to terminate this Agreement immediately upon written notice to THERMO.

     e. THERMO shall have the right to terminate this Agreement upon the expiration of thirty (30) days period after the end of each Year in the event that ASAHI's purchase quantity of the products listed in Exhibit C of any such Year falls below the purchase minimums for any such Year.

     f. The termination of this Agreement for any reason shall be without prejudice to THERMO's right to receive all payments accrued and unpaid hereunder at the effective date of such termination as to periods prior to termination and to the remedy of either party hereto in respect of any previous breach of any of the covenants herein contained.

     g. Upon termination of this Agreement, ASAHI shall have no right to manufacture or have manufactured and market the Product except that ASAHI may dispose of inventory on hand. The termination of this Agreement for any reason shall not, however, terminate or affect any sublicense granted by ASAHI pursuant to the provisions of Section 7(a) and 8(a) hereof in the territory (except to the extent any such sublicense shall have been granted on terms providing for its termination with any termination of ASAHI's rights hereunder) and ASAHI shall, upon termination of this Agreement, assign to THERMO all of ASAHI's rights and obligations in and under such sublicenses and THERMO shall assume the same.

21. Effect of Termination. Upon termination of this Agreement for any reason, the parties understand and agree to the following:

     a. ASAHI shall immediately discontinue all activities relating to the Product and the Licensed Patents, including all activities pertaining to sublicenses granted by ASAHI under this Agreement.

     b. The provisions of Sections 6, 17, 18 and 19 shall survive any such termination.

     c. All monies owed by ASAHI to THERMO shall become immediately due and payable notwithstanding any credit terms that may previously have been made available, and ASAHI's obligation to make such payments shall survive the termination of this Agreement.

     d. The Previous Agreements shall be terminated upon the execution of this Agreement.

22. Non-Circumvention of Rights. ASAHI acknowledges THERMO's proprietary ownership in the Product, Licensed Patents, Intellectual Property Rights, and Know How, and represents and warrants that it will not take any action that will circumvent such ownership, or lessen the worth of such ownership. ASAHI further represents, warrants, and agrees that it shall not take any action, directly or indirectly, which would challenge the validity of the Licensed Patents or THERMO's ownership therein.

23. Title, Proprietary Rights, Trade Secrets and Copyrights. The Licensed Patents and Know How, including any copyright, patent, and other intellectual rights therein, are and shall at all times remain the property of THERMO.

 24. Certain Taxes. The parties acknowledge that the purchase prices of the Product set forth in Exhibit B do not include any sales, excise, use, value added or other government taxes or duties that may be applicable to the export, import or purchase of the Products, and ASAHI agrees that it will bear all such taxes and duties. Notwithstanding anything to the contrary, each party shall be solely liable for all income and income-based taxes imposed on such party under applicable law, which taxes shall be the sole responsibility of such party.

 25. Unforeseen Occurrences. Neither party to this Agreement shall be liable for any delay or failure of performance that is the result of any happening or event that could not reasonably have been avoided or that is otherwise beyond its control. Such happenings or events shall include, but not be limited to: fire, flood, explosion, action of the elements, inability to obtain or shortage of material, equipment or transportation, governmental orders, regulations, restrictions, priorities or rationing, acts of God, accidents and strikes, lockouts or other labor trouble or shortage.

26. Confidentiality. During the term of this Agreement and for a period of five
(5) years thereafter or for ten (10) years after the effective date hereof, whichever is longer, each party agrees that the technology constituting any confidential information of the other party, including the Intellectual Property Rights that comes into its possession as a result of this Agreement or the Previous Agreements about the business of the other that is not generally available to the public shall be kept confidential except to the extent necessary for the commercialization of the Product. Public disclosure of the existence of this Agreement shall be determined by the legal disclosure requirements of the securities laws governing either THERMO or ASAHI.

27. Notices. Unless otherwise provided herein, all notices and consents hereunder shall be in writing and shall be deemed to have been properly given and to be effective on the date of delivery if delivered in person, by one-day courier service or by facsimile transmission (provided a copy is sent by one-day courier service) to the respective address of facsimile number provided below or to such other address or facsimile number as either party shall designate by written notice to the other in such manner:

       If to ASAHI:                                    If to THERMO:
       Mr. Naokuni Yamawaki                            Mr. Philip H. Coelho
       Asahi Kasei Medical Co., Ltd.                   THERMOGENESIS CORP.
       9-1, Kanda Mitoshirocho                         2711 Citrus Road
       Chiyoda-ku, Tokyo, 101-8482 Japan               Rancho Cordova, CA 95729
       Phone: 3-3259-5890                              Phone: (916) 858-5100
       Fax: 3-3259-5899                                Fax: (916) 858-5199

28. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assignees; provided, however, that neither of the parties hereto may assign or transfer its rights or obligations hereunder without the prior written consent of the other party hereto.

29. Entire Agreement. This Agreement supersedes all prior agreements, understandings, representations, and statements, if any, regarding the subject matter contained herein, whether oral or written (with the exception of the confidential disclosure agreement sighed by ASAHI and THERMO on April 17, 1996 and Escrow Agreement) and no amendment of this Agreement shall be valid and binding upon the parties unless made in writing and signed on behalf of each of such parties by their respective authorized officers.

30. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California, without regard to conflicts of laws principles.

31. Severability of Provisions. If any provision or provisions of this Agreement shall be held to be illegal, invalid or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

32. Waiver of Default. The waiver of any default under this Agreement by either party shall not constitute a waiver of any rights for any subsequent default.

33. Forum and Jurisdiction of Disputes. In the event of any dispute arising in connection with this Agreement, the parties will endeavor to negotiate a mutually satisfactory solution. If such solution cannot be reached, the dispute shall, at either party's advance written demand, be finally settled by arbitration in accordance with the rules of Conciliation and Arbitration of the International Chamber of Commerce. THERMO and ASAHI shall each appoint one arbitrator and these two arbitrators shall appoint the third. If the two arbitrators cannot agree on the third arbitrator, he shall then be appointed in accordance with such Rules. The arbitration shall take place i) in Sacramento, California, if the arbitration is demanded by ASAHI; or ii) in Tokyo, Japan, if the arbitration is demanded by THERMO. The arbitration shall be held in the English language.

34. Publicity. Except as may be contemplated hereunder, neither party may issue any press release or make any public announcement concerning the transactions contemplated by this Agreement without the prior written consent of the other party, except for any releases or announcements which may be required by, or in such party's discretion, reasonably necessary under applicable law, in which case the party proposing to make such release or announcement will allow the other party a reasonable opportunity to review and comment on such release or announcement in advance of such issuance or making. In addition, THERMO agrees that it will request under the United States securities laws, including Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended, and use its reasonable best efforts to seek, confidential treatment of certain information contained in this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.



ASAHI                                   THERMO

By: ----------------------------        By:----------------------------

Title:  --------------------------      Title:-------------------------












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